Exhibit 99.1

MACQUARIE PROLOGIS TRUST ANNOUNCES RECOMMENDED CASH
OFFER FROM PROLOGIS
16 April 2007
Macquarie ProLogis Management Limited (MPML), the responsible entity of Macquarie ProLogis Trust (ASX:MPR), and ProLogis (NYSE:PLD) today announced that they have entered into an implementation agreement in relation to a proposed acquisition by a ProLogis subsidiary of all of the units in MPR for a cash consideration of A$1.43 per unit1.
If approved by unitholders, the transaction will be effected via a trust scheme of arrangement under which all units in MPR, other than those held by ProLogis, will be redeemed.
The offer price of A$1.43 per unit values the total equity in MPR at A$1.24 billion, and represents:
•	an annualised total return of 15.4 per cent since listing in June 2002;

•	an 11 per cent premium to MPR’s volume weighted average price (VWAP) of A$1.29 for the 1 month period prior to this announcement;

•	a 12 per cent premium to MPR’s VWAP of A$1.28 for the 6 month period prior to this announcement;

•	a 12 per cent premium to the last closing price of A$1.275; and

•	a 32 per cent premium to the adjusted net tangible assets of MPR (including deferred tax liabilities) of A$1.08 and an 11 per cent premium to the adjusted net tangible assets of MPR (excluding deferred tax liabilities) of A$1.29[2].
If unitholders approve the scheme, all of the Step-up Hybrid Exchangeable Distributing Securities (SHEDS) in Macquarie ProLogis Income Trust (ASX:MPN) will be redeemed for A$103.09 cash for each SHEDS.
Independent Directors’ recommendation
Given the interests of ProLogis and Macquarie in the transaction, only directors who are independent of both ProLogis and Macquarie (the “Independent Directors”) evaluated the proposal from ProLogis for the purpose of making a recommendation to unitholders. The Independent Directors comprise Trevor Gerber, Robert Joss and Stephen McConahey.
The Independent Directors unanimously recommend the scheme in the absence of a superior offer and subject to an independent expert opining that the scheme is fair and reasonable and in the best interests of MPR unitholders. Subject to those same qualifications,

[1]	This is to be paid partly as a special distribution of income by MPR (see below).

[2]	Adjusted net tangible assets is the net tangible assets as at 31 December 2006 (after payment of the December 2006 distribution) adjusted for movement in the AUD/USD exchange rate from 0.789 (at 31 December 2006) to 0.833 (at 13 April 2007).

the Independent Directors intend to vote all of the units they hold or control in favour of the scheme.
Discussion of proposal
Independent Director, Trevor Gerber, said today: “After much deliberation and with limited opportunities for growing returns, we believe the offer from ProLogis represents the best way to deliver value for unitholders.”
Mr Gerber said: “From inception through to the end of 2005, exclusive access to ProLogis’ development pipeline in North America had been a key plank of MPR’s strategy. Following significant increases in the value of US industrial property, however, it became increasingly difficult for MPR to acquire ProLogis assets in an accretive manner.”
Given the growth in ProLogis’ North American development pipeline and ProLogis’ need for a reliable capital source to fund this pipeline, ProLogis North American Industrial Fund was established in early 2006. This new fund was granted a right of first offer over ProLogis’ developments in the United States.
“Once the exclusive access was no longer available to MPR, it became evident to the Board, reinforced by investor feedback, that we needed to review the strategic direction of MPR.
“The A$1.43 offer price represents an annualised total return of 15.4 per cent since listing, a strong risk-adjusted result for a trust owning high-quality, US-dollar denominated properties. This is a particularly pleasing result given that the value of the US dollar has decreased by approximately 50 per cent relative to the Australian dollar over the same period.”
Mr Gerber added: “We also view the approximate 6.0 per cent distribution yield implied by the offer price as attractive given the limited growth prospects for MPR,” he said.
Jeffrey H. Schwartz, ProLogis chief executive officer, added: “We are pleased to have achieved the operating performance goals we set out for the MPR properties at the time of the IPO. These well-located assets have consistently remained in excess of 98 per cent leased and have delivered strong, reliable cash flow to unitholders. We are happy to have had the opportunity to partner with Macquarie in bringing this high-quality portfolio of assets to the Australian investing public and believe our offer represents an attractive premium for MPR unitholders.”
The Macquarie representatives on the Board of MPML, Richard Sheppard, Stephen Girdis and Mark Baillie (“Macquarie Representatives”) have reviewed the terms of the offer from ProLogis and support the proposed scheme and therefore the recommendation of the Independent Directors. The interests of Macquarie in this transaction are noted below.
The Independent Directors join the Macquarie Representatives in expressing their appreciation to ProLogis for the partnership and for the manner in which ProLogis has approached this offer with the best interests of unitholders in mind.

Explanatory Memorandum and Unitholders’ Meeting
The proposal is subject to approval by special resolution at a meeting of MPR unitholders. It is expected that the notice of meeting and the accompanying explanatory memorandum and independent expert’s report will be sent to unitholders in mid to late May, and that the unitholders’ meeting will be held in mid to late June. If the proposal is approved it is expected that it will be implemented in late June or early July.
A full copy of the implementation agreement will be included with the explanatory memorandum. A summary of certain key terms of the implementation agreement is set out in Attachment A to this announcement.
Special Distribution
The cash consideration of A$1.43 per unit is proposed to be paid partly as a special distribution of income by MPR (currently estimated to be 10.5 cents per unit) and the balance by MPR, using funds subscribed by ProLogis, in return for the redemption of the unit. The special distribution will be paid by MPR out of any proceeds (in aggregate) of closing out forward foreign exchange contracts and cross currency swaps which have been entered into by MPR and Macquarie ProLogis Income Trust.
Other distributions
In addition to the cash consideration of A$1.43 per unit, unitholders will receive the following distributions:
•	the distribution for the quarter ending 31 March 2007 in the amount of 2.70 cents per unit (for those unitholders as at the record date of 30 March 2007);

•	if the scheme is implemented before 30 June 2007, a distribution of an amount per unit equal to that proportion of 2.00 cents which the number of days from 1 April 2007 up to and including the scheme implementation date bears to the total number of days in the June quarter;

•	if the scheme is implemented after 1 July 2007 and before 30 September 2007, a distribution of 2.00 cents per unit for the June quarter and an amount per unit equal to that proportion of 2.00 cents which the number of days from 1 July 2007 up to and including the scheme implementation date bears to the total number of days in the September quarter.
The 2.00 cents per unit noted above excludes the realised value of foreign exchange hedging, which will be distributed to unitholders as part of the Special Distribution.
Redemption of SHEDS
If the MPR unitholders approve the scheme and ASX grants approval or waivers to allow ProLogis to purchase the promissory notes owned by Macquarie ProLogis Income Trust (MPN), Macquarie ProLogis Management Limited, as responsible entity for MPN, will redeem all of the SHEDS in that trust pursuant to the terms of issue. The announcement by MPR of the trust scheme and the issue by MPR of an explanatory memorandum and independent expert’s report opining that the scheme is fair and reasonable to MPR unitholders will be a change of control allowing the responsible entity of MPN to issue an Issuer Realisation Notice. Under the terms of issue of the SHEDS, the price payable on such redemption is A$103.09 for each SHEDS, plus any Unpaid Distribution Amount. The redemption price will be paid after the MPR unitholders’ meeting.
US tax election
Effective 16 April 2007, MPR has filed a US tax election (the “Election”) pursuant to section 897(i) of the United States Internal Revenue Code of 1986, as amended.
The Election has been made to mitigate the adverse impact of MPR’s deferred US tax liability on the purchase and subsequent liquidation of MPR by a US entity. The Election was a requirement of the proposal by ProLogis and is considered by the Independent Directors to be in the overall interests of the unitholders to provide them with the opportunity to consider the proposal.
As a result of making the Election, any unitholder of MPR who holds, including as a result of the acquisition of units after 16 April 2007, or has ever held greater than 5 per cent of MPR’s issued and outstanding units and who disposes of its units in MPR on or after 16 April 2007 will be subject to US income tax on any gain recognised on such disposition, even if such unitholder would otherwise not have been subject to US income tax on the disposition of such units if the Election had not been made. Any such unitholders are responsible for remitting the necessary US income tax and filing the necessary US income tax returns.
Generally, a registered unitholder who holds MPR units on behalf of other persons will not be treated as a unitholder for this purpose unless such registered unitholder holds such MPR units for its own account. A person on whose behalf a registered unitholder holds MPR units may, however, be considered a greater than 5 per cent unitholder for this purpose.
Unitholders who have never held a greater than 5 per cent interest in MPR and who are otherwise not subject to US income tax will not be subject to US tax on dispositions of units of MPR on or after 16 April 2007 as a result of MPR having made the Election.
Unitholders should seek their own tax advice concerning the tax consequences of the Election.
Co-ownership arrangements
At the time of MPR’s establishment in 2002, certain co-ownership arrangements were entered into by entities in MPR’s structure and ProLogis as essential elements of the commercial arrangements to establish MPR as an investment opportunity in the Australian listed property market and to acquire properties from ProLogis. The material terms of these co-ownership arrangements have been previously disclosed to the ASX.
The ProLogis-Macquarie Fund (“US Partnership”) Agreement (“Agreement”) includes a pre-emption clause upon removal of the responsible entity of MPR or other change of control events. The Agreement specifies that if there is a change of control (within the meaning of the Agreement) in one of the partners of the US Partnership then another partner may elect (i) to dissolve the US Partnership or (ii) to purchase the properties or the interests of the other partners at fair market value.

For example, removal of MPML as responsible entity of MPR is deemed to be a change of control, and in such circumstances ProLogis could elect either (i) or (ii) above. Similarly, MPR could cause the election of (i) or (ii) above if there is a change of control of ProLogis.
Sale to ProLogis of Macquarie’s interest in US Manager
ProLogis Billabong Trust (“PBT”), a ProLogis entity, has today entered into an agreement with Macquarie Real Estate Inc. (“MREI”), a subsidiary of Macquarie Bank Limited, under which PBT has agreed to purchase from MREI the 50 per cent shareholding in Macquarie-ProLogis Management LLC (“US Manager”) which PBT does not already own for US$22 million, subject to the acquisition by ProLogis of MPR being completed. The US Manager is the sole shareholder in MPML, the responsible entity of MPR and MPN. The scheme is not conditional upon these arrangements.
Investments in the Macquarie ProLogis Trust ARSN 100 649 536 (“MPR”) are not deposits with or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”), Macquarie ProLogis Management Limited ABN 94 100 226 293 (“MPML”) or of any Macquarie Bank Group company and are subject to investment risk, including possible delays in repayment and loss of income or principal invested. None of MBL, MPML or any member company of the Macquarie Bank group guarantees the performance of MPR or the repayment of capital from the fund or any particular rate of return.
About ProLogis
ProLogis is the world’s largest owner, manager and developer of distribution facilities, with operations in 80 markets across North America, Europe and Asia. The company has $26.7 billion of assets owned, managed and under development, comprising 422 million square feet (39.2 million square meters) in 2,466 properties as of December 31, 2006. ProLogis’ customers include manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises with large-scale distribution needs. Headquartered in Denver, Colorado, ProLogis employs more than 1,250 people worldwide.

For ProLogis:

Investor Relations	Media	Financial Media
Melissa Marsden	Arthur Hodges	Suzanne Dawson
303-567-5622	303-567-5667	Linden Alschuler & Kaplan, Inc
mmarsden@prologis.com	media@prologis.com	212-329-1420
sdawson@lakpr.com

Attachment A
Summary of certain key terms of the Implementation Agreement
Macquarie ProLogis Management Ltd (MPML), as responsible entity of the Macquarie ProLogis Trust (MPR), and ProLogis have entered into an implementation agreement dated 16 April 2007 to provide a framework for proposing and implementing the scheme. A copy of the scheme implementation agreement will be contained in the explanatory memorandum booklet to be provided to Macquarie ProLogis Trust unitholders prior to the scheme meeting. A summary of certain key terms of the agreement is set out below.
Conditions Precedent
The proposal is subject to the following conditions precedent:
•	The resolutions required to implement the scheme being passed at the unitholder meeting.

•	Any required ASIC and ASX approvals.

•	Delivery of a REIT opinion, to confirm that the US REIT and Mexico REIT qualify as real estate investments trusts for US tax purposes.

•	No court order restraining the scheme.
If any of these conditions precedent are not satisfied before implementation, either party may terminate the proposal.
ProLogis’ termination rights
ProLogis may terminate the proposal at any time before implementation of the scheme if there is a material breach of the agreement by MPML; if there is a change of recommendation by the independent directors; or if a Prescribed Occurrence occurs.
The term “Prescribed Occurrence” is defined to include any issue of securities by MPR, and any distribution by MPR (other than the distributions contemplated as part of the proposal and referred to in this announcement). It also includes any acquisition or disposal or capital commitment, by MPR which exceeds A$250,000, other than in the ordinary course of business.
No solicitation
During the period prior to implementation, MPML must not directly or indirectly solicit, invite, facilitate, encourage or initiate any enquiries, negotiations or discussions, or communicate any intention to do any of these things, with a view to obtaining any expression of interest, offer or proposal from any person in relation to a Competing Proposal. A “Competing Proposal” is a transaction that, if completed, would mean a person (other than a ProLogis Group Member) would (a) directly or indirectly, acquire an interest in or become the holder of 20 per cent or more of the Units or 20 per cent or more of the voting Securities in any Subsidiary of MPR; or the whole, or a substantial part, of the MPR Group’s business or assets; (b) acquire control of MPR, within the meaning of section 50AA of the Corporations Act; or (c) otherwise acquire or merge with MPR.

Restriction on the provision of due diligence
During the period prior to implementation of the scheme, MPML must not solicit or permit any third party to conduct due diligence for the purposes of making a Competing Proposal. These restrictions do not prevent MPML responding to a bona fide Competing Proposal (which was not solicited, initiated or encouraged in breach of the no solicitation provision) provided that the Independent Directors have determined in good faith and acting reasonably that such Competing Proposal is a superior proposal to the Scheme.
Obligation to notify
MPML must immediately inform ProLogis if it is approached by any person to engage in any activity which would breach the no shop provision or the restriction on the provision of due diligence, and must notify ProLogis of the identity of that person, the details of the expression of interest and/or proposed Competing Proposal made by the person making the approach, and the details of the discussions between such person and MPML.